Exhibit 99.1

National Grid USA Companies’

Incentive Thrift Plan II

Statements of Net Assets Available for Benefits as of December 31, 2020 and 2019 and Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2020

Supplemental Schedule as of December 31, 2020 and Report of Independent Registered Public Accounting Firm

Contents

Report of Independent Registered Public Accounting Firm	1-2

Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2020 and 2019	3

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2020	4

Notes to Financial Statements	5 – 16

Supplemental Schedule:

Form 5500, Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year)	17

NOTE:

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Retirement Plans Committee and Plan Participants

National Grid USA Companies’

    Incentive Thrift Plan II

Brooklyn, New York

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies Incentive Thrift Plan II (the Plan) as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes and schedule (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan II as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Retirement Plans Committee and Plan Participants

National Grid USA Companies’

    Incentive Thrift Plan II

Supplemental Information

The supplemental schedule of assets (held at end of year) (supplemental information) has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

CliftonlarsonAIIen LLP

We have served as the Plan’s auditor since 2007.

Phoenix, Arizona

June 24, 2021

National Grid USA Companies’ Incentive Thrift Plan II

Statements of Net Assets Available for Benefits

December 31, 2020 and 2019

	2020	2019
Assets
Investments, at fair value	$2,354,787,784	$2,168,294,401

Plan interest in Master Trust	367,280,626	304,829,104

Receivables:
Notes receivable from participants	58,710,847	60,272,957
Employer contributions receivable	1,604,604	1,349,344
Dividends	2,602,808	2,456,015

Total receivables	62,918,259	64,078,316

Net assets available for benefits	$2,784,986,669	$2,537,201,821

The accompanying notes are an integral part of the financial statements.

National Grid USA Companies’ Incentive Thrift Plan II

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2020

Changes in net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$272,368,622
Interest and dividend income	10,478,072
Net investment income from Master Trust	7,974,272
Other additions	1,220,836

Total investment income	292,041,802

Interest income on participant notes receivable	2,605,554

Contributions:
Employee contributions	119,278,354
Employer contributions	36,350,654
Rollover contributions	6,463,628

Total contributions	162,092,636

Distributions:
Benefits paid to participants	(199,462,930)
Fees	(898,068)

Total distributions	(200,360,998)

Net increase before transfer of assets to a related Plan	256,378,994
Net transfer of assets to Thrift Plan I	(8,594,146)
Net assets available for benefits:
Beginning of year	2,537,201,821

End of year	$2,784,986,669

The accompanying notes are an integral part of the financial statements.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Note 1.	Description of the Plan

The following description of the National Grid USA Companies’ Incentive Thrift Plan II (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

Plan Description

The Plan was established effective September 1, 1984, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan II upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) who are covered by a collective bargaining agreement, are eligible to participate in the Plan, have various Employers’ Matching Contribution (“Matching Contribution”) formulas, and are eligible for Matching Contributions as determined under the terms of the respective collective bargaining agreement for each participating union group.

The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 (“ERISA”).

The plan administrators are the Retirement Plans Committee of National Grid USA Service Company, Inc. (the “Administrator”). The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).

Vanguard serves as record keeper of the Plan. The Vanguard Fiduciary Trust Company is trustee and custodian for all assets and Participant accounts with the exception of the Master Trust. Wells Fargo Bank, N.A. (“Wells Fargo”) is the Master Trustee and custodian for the assets of the Plan related to investments in the Galliard Stable Value Fund.

Effective January 1, 2019 the Plan adopted a safe harbor design for hardship distributions.

Effective April 6, 2019, new contributions to the National Grid Share Fund will only be permitted if a participant’s investment in the fund is less than 20% of their account balance. If a participant was invested in more than 20% as of effective date, they may maintain their current investment but cannot make future contributions or exchanges until they fall below the 20% threshold. This restriction does not apply to reinvestment of dividends. On or after April 6, 2019, any contributions or exchanges directed to this fund that exceed 20% will be redirected to the plans’ Qualified Default Investment Alternative (“QDIA”) and participants may then redirect to any other fund except the National Grid Share Fund.

Effective April 6, 2019, participants may invest up to 95% of their account in a self-directed brokerage option offered by the plan. Investments are limited to mutual funds not already offered in the plan. Loans and distributions are not permitted from the self-directed brokerage account until the participant sells their holdings and transfers the proceeds to the plan’s core investment options. However, the self-directed brokerage account balances will be included in the calculation to determine the loan amount available.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Employees covered by a collective bargaining agreement with United Steelworkers Locals 12003 or 12012-04 who were hired or rehired on or after January 20, 2019 will be eligible to receive Matching Contributions beginning on the first of the month following the completion of three months of service based on a formula of 50% up to 6% of All Pay. These employees who were hired or rehired on or after January 20, 2019 are eligible for Core Contributions. Effective January 1, 2019, these employees will receive a true up Matching Contribution for 2019 plan year and thereafter, if the participant is employed on the last day of the plan year. Additionally, employees covered by one of the above collective bargaining agreements are 100% vested in their Matching Contributions and Core Contributions after completing 3 years of service. Rehired employees will receive credit for prior service in accordance with the break-in-service rules set forth in DOL regulations.

Employees covered by a collective bargaining agreement with United Steelworkers Locals 13507 who were hired or rehired on or after June 2, 2019 are eligible for Core Contributions after 3 months of service. Effective January 1, 2019, these employees will receive a true up Matching Contribution for 2019 plan year and thereafter, if the participant is employed on the last day of the plan year. Additionally, employees are 100% vested in their Matching Contributions and Core Contributions after completing 3 years of service. Rehired employees will receive credit for prior service in accordance with the break-in-service rules set forth in DOL regulations.

Effective June 2, 2019, the reduction of Core Contributions to 4.5% for employees who have attained 30 years of service will not apply to members of USW Local 12431-01 who are eligible for Core Contributions (hired or rehired on or after June 29, 2013).

Effective January 1, 2019, the exclusion to eligibility for the True-Up Matching Contribution for participants whose contributions were suspended due to taking a hardship withdrawal was removed.

Effective January 1, 2020, an amendment was made to the hardship withdrawal terms requiring written representation from a participant stating he or she has insufficient cash or other liquid assets available to satisfy an immediate and heavy financial need. Additionally, Locals 318, 350 and 369 became eligible for the True-Up Matching Contribution.

The Setting Every Community Up for Retirement Enhancement (“SECURE Act”) was signed into law on December 20, 2019. The Plan has adopted certain provisions of the SECURE Act effective January 1, 2020.

The Coronavirus Aid Relief, and Economic Security Act (“CARES Act”) was passed by the U.S. Senate on March 26, 2020. The Plan has adopted certain temporary loan and distribution provisions allowed by the CARES Act.

Effective April 1, 2020, certain plan recordkeeping fees paid by participants were reduced and new distributions fees were added to the Plan.

The Plan has evaluated subsequent events for recognition or disclosure through June 24, 2021 the date the financial statements were issued.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Contributions

The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as “Salary Reduction Agreements” or “Elective Contributions”) to have from 1 percent to 50 percent of their eligible compensation contributed to the Plan on their behalf. Participants can choose whether their Elective Contributions to the Plan will be calculated on their Base Pay or All Pay.

Base Pay is defined as the Participant’s regular pay, prior to any salary reductions for Elective Contributions to the Plan, and any other salary reductions under the Health Care Spending Account, Health Savings Account, Dependent Care Reimbursement Account or for Company health care coverage.

Base Pay excludes all other forms of compensation, including supplemental disability income, amounts deferred under other plans, reimbursements of expenses, incentive pay, commissions, options, payments made in lieu of vacation days or under short- or long-term disability provisions, awards, overtime, premiums, and any other additional forms of earnings (including Company contributions to or under any other employee benefit plan, such as health insurance, pension, or severance pay).

All Pay is Base Pay, as defined above, plus overtime, commissions, premium pay, and any incentive pay.

The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $19,500 and $19,000 in 2020 and 2019, respectively, for employees who did not attain age 50 by the end of the plan year. For employees who did attain age 50 by the last day of the plan year, the annual maximum pre-tax contribution was $26,000 and $25,000 for 2020 and 2019, respectively.

Participants can also elect to contribute up to 15 percent of their pay on an after-tax basis. The total amount of Elective Contributions (pre-tax and after-tax) may not exceed 50 percent of pay (further subject to the combined IRS annual contribution limit, adjusted periodically by law, which was $57,000 for 2020 and $56,000 for 2019).

New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Active or former employees who are Participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid USA Companies’ Final Average Pay Pension Plan, Niagara Mohawk Pension Plan, KeySpan Retirement Plan and Retirement Income Plan of KeySpan Corporation) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the Internal Revenue Code (“IRC”). The total amount rolled over from these Plans in 2020 was $3,842,949.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Company Core Contributions

Beginning January 1, 2011, eligible Participants in certain union groups, pursuant to their collective bargaining agreements, have begun receiving Company Core Contributions. The Company calculates a Participant’s Core Contribution each payroll period, based on actual compensation for that payroll period. The contribution is a percentage of pay based on the Participant’s total points as set forth in the plan documents as of January 1 of the plan year. The contribution schedule is as follows:

Points	Core Contribution (% of Pay)
0< 34	3%
35-44	4%
45 - 54	5%
55 - 64	6%
65- 74	7%
75– 84	8%
85+	9%

* Once a person reaches 30 years of service, the pay credit is reduced to 4.5 percent for certain eligible participants in TWU Local 101 and IBEW Local 3.

Core Contributions are based on All Pay. Participants will have an account established for them at Vanguard and Core Contributions will begin with their first paycheck after the 1st of the month following 3 months of service. These contributions will continue even if Participants do not contribute to the Plan.

Union Local 97C negotiated the introduction of Core Contributions in 2017. Effective May 1, 2017, their Core Contributions are based on Base Pay only, and are based on years of service as follows:

Years of Service	Core Contribution
0 – 4	4%
5 – 9	5%
10 – 14	6%
15 – 19	7%
20 +	8%

Unless elected otherwise, Core Contributions will be automatically invested in the Qualified Default Investment Alternative which is the Vanguard Target Retirement Trust Select closest to the year in which the Participant will attain age 65. Once enrolled, Participants can change the investment allocation at any time.

Company Matching Contributions

The Employers make Matching Contributions to the Plan in accordance with the terms of the collective bargaining agreement for each participating union group.

All Employer Matching Contributions are invested in the same investments elected by the Participant for their employee contributions unless otherwise directed by the Participant. Based on the terms of each collective bargaining agreement, the Company may perform an annual “true-up” calculation following the end of each year to determine the maximum amount of Company Matching Contributions based on participant’s contributions made over the entire year. If any amount is due, it is deposited into the participant’s account.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Automatic Enrollment

New hires are automatically enrolled 45 days after the hire date at 6 percent of their All Pay. Participant contributions will be defaulted to the Plan’s QDIA if a Participant does not select their own investments. The automatic enrollment can be reversed within the first 90 days of the enrollment date and all money in the account returned to the Participant. After the first 90 days of enrollment, the automatic enrollment can be reversed but any money already contributed to the account cannot be returned to the Participant.

Automatic Increase

Participants may elect an automatic increase of 1 to 3 percent of their pre-tax Contributions each year. A participant can elect to make the automatic increase effective at any time during the year and is capped at 50 percent of eligible compensation. It is not available for after-tax Contributions.

Participant Accounts

Each Participant’s account is credited with the Participant’s Contribution and allocations of (a) the Employer’s Matching Contributions (b) Company Core contributions (if applicable), and (c) allocations of plan earnings, net of fees. Allocations are based on Participant earnings, account balances or specific participant transactions, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account.

Vesting

Participants are immediately vested in their Elective Contributions. Vesting of Matching and Company Core Contributions varies and are subject to the terms of the collective bargaining agreement for each union group.

Notes Receivable from Participants

An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50 percent of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. The loans are secured by the balance in the Participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The loan interest rate is set at the time Participants apply for a loan based on the rate established by the Administrator. Interest rates at December 31, 2020 ranged from 3.25 percent to 10.5 percent. Participants who leave the Company or are on an unpaid leave of absence can continue to repay their outstanding loan balance through the remaining amortization period directly to Vanguard.

A default of the loan will occur if the loan balance is not paid off by the end of the quarter following the quarter in which the missed payment was due or the loan is not paid in full by the contractual maturity date. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination, the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $2,542,872 and $2,359,462 as of December 31, 2020 and 2019, respectively.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Payment of Benefits

Participants qualify for a distribution of their entire account balance when the Participant ends employment (including at retirement), becomes totally and permanently disabled or reaches age 59 1/2. Participants who qualify for a distribution may receive an immediate lump sum, defer payment, or receive the value of their account in cash installments. If a Participant defers receipt of benefits, their funds will remain invested in the investment funds of their choice. They may make investment transfers in the same manner as any active Participant.

The Plan allows automatic lump-sum distributions if the value of the Participant’s vested account balance is less than $1,000 and the Participant is no longer employed by the Company. The Participant must consent to the distribution if the present value is more than $1,000.

Unless Participants choose otherwise, their account balance remains in the Plan until they attain age 72. At that time, Participants are required to receive minimum required distributions beginning on April 1 of the following year. Participants can elect a total or partial distribution from their account(s) at any time following separation of service. In addition, Participants may: 1) receive account balances in annual, semi-annual, quarterly or monthly installments, to be paid over a period not to exceed their life expectancy. Once installments begin, the amount of each payment is determined by dividing the Participant account balance at the time of payment by the number of installments remaining to be paid; 2) receive account balances in a series of substantially equal periodic payments (paid at least annually for their life expectancy); or 3) elect to receive distributions in any amount a Participant wishes, beginning and ending at their discretion.

The Plan allows Qualified Non-elective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code (“IRC”). Following separation from service prior to age 55, a Participant may elect to receive a partial distribution from his or her account or a total distribution at any time; such Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.

Forfeitures

Forfeiture accounts are maintained to hold any Employer contributions and earnings thereon that were deposited as a result of a Participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior plan mergers and uncashed Participant checks are held in the Plan forfeiture accounts.

As of December 31, 2020 and 2019, forfeited non-vested accounts totaled $65,474 and $94,404, respectively. These accounts may be used to reduce future Employer contributions and pay plan administration expenses as described in the plan document. During the year ended December 31, 2020, $92,293 of forfeited non-vested accounts were used to reduce Employer contributions.

Note 2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan have been prepared on the accrual basis of accounting.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the trustees. See Note 9 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the gains and losses on investments bought and sold as well as held during the year.

Expenses

Management fees and operating expenses are charged to plan Participants and are reflected as a reduction of investment return in each of the investment options of the Plan. Such management fees and operating expenses are deducted from income earned on a daily basis. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses.

Notes Receivable from Participants

Notes receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Related fees are recorded as administrative expenses and are expensed when they are incurred. Interest income is recorded on the accrual basis. No allowance for credit losses has been recorded as of December 31, 2020 and 2019.

Payment of Benefits

Benefit payments to, and withdrawals by Participants, are recorded when paid.

Note 3.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, any unallocated assets of the Plan will be allocated to Participant accounts and distributed in such a manner as the Company may determine, and participants will become 100 percent vested in their Company contributions.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Note 4.	Tax Status

The IRS has determined and informed the Company by a letter dated October 18, 2017, that the Plan was designed in accordance with applicable sections of the IRC. The Plan has since been amended, however, the plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

U.S. GAAP requires management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Note 5.	Related Party and Party-In-Interest Transactions

Section 3(14) of ERISA defines a party-in-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to Participants and investments in American Depositary Receipts of National Grid plc are considered party in interest transactions. Moreover, the Plan’s investment options include mutual funds and collective trust funds managed by Vanguard.

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

Note 6.	Administration of Plan Assets

The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to Participants.

Note 7.	Plan Administrative and Consulting Expenses

Some administrative expenses for the Plan are paid by the Company. The trustee was paid $850,568 in administration fees out of plan assets for administering and consulting related to the Plan during the year ended December 31, 2020.

Note 8.	Master Trust

A portion of the Plan’s investments are in the Master Trust, which was established for the investment of assets of the Plan and the National Grid USA Companies’ Incentive Thrift Plan I. Each participating retirement plan has a divided interest in the Master Trust. The assets of the Master Trust are held by Wells Fargo.

The value of the Plan’s interest in the Master Trust is based on the beginning of the year value of the Plan’s interest in the trust plus actual contributions and allocated investment income less actual distributions and allocated administrative expenses. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon the amount of the time the Plan’s assets were invested in the Master Trust.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

The following table presents the net assets of the Master Trust as of December 31, 2020 and 2019:

	December 31, 2020
	Master Trust Balances	Plan’s Interest in Master Trust Balances
Investments, at fair value
Collective trust fund	$691,727,796	$367,426,015
Less: accrued expenses	273,714	145,389

Total	$691,454,082	$367,280,626

	December 31, 2019
	Master Trust Balances	Plan’s Interest in Master Trust Balances
Investments, at fair value
Collective trust fund	$568,346,910	$304,947,355
Less: accrued expenses	220,391	118,251

Total	$568,126,519	$304,829,104

Refer to Note 9 for description of the valuation methodologies used.

The following table summarizes the net investment income of the Master Trust for the year ended December 31, 2020:

2020
Investment income:
Interest income	$14,918,427

The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2020 and 2019:

	Master Trust Assets at Fair Value as of December 31, 2020
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust fund	$—	$367,426,015	$—	$367,426,015

	Master Trust Assets at Fair Value as of December 31, 2019
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust fund	$—	$304,947,355	$—	304,947,355

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Note 9.	Fair Value Measurements

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under authoritative guidance are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observables and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2020 or 2019:

Common stock: Investments in the National Grid American Depositary Receipts (which trades on the New York Stock Exchange (“NYSE” under the symbol “NGG”) are valued according to the closing price on the NYSE.

Mutual funds are valued at the daily closing prices as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The collective trusts are valued at the NAV of units of the bank collective trust. NAV is a readily determinable fair value and is the basis for current transactions. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of the collective trust, the issuer reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

Self-directed brokerage funds consist primarily of mutual funds that are valued at the daily closing prices as reported by the funds. Additionally, there is an FDIC insured interest bearing deposit account.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2020 and 2019 excluding the Plan’s interest in the Master Trust:

	Assets at Fair Value as of December 31, 2020
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust funds	$—	$2,163,959,134	$—	$2,163,959,134
Common Stock	134,634,739	—	—	134,634,739
Mutual funds	48,781,308	—	—	48,781,308
Self-Directed Brokerage
Funds	7,412,603	—	—	7,412,603

Total investments subject to the fair value hierarchy	$190,828,650	$2,163,959,134	$—	$2,354,787,784

	Assets at Fair Value as of December 31, 2019
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust funds	$—	$1,961,084,253	$—	$1,961,084,253
Common Stock	160,343,725	—	—	160,343,725
Mutual funds	43,604,247	—	—	43,604,247
Self-Directed Brokerage
Funds	3,262,176	—	—	3,262,176

Total investments subject to the fair value hierarchy	$207,210,148	$1,961,084,253	$—	$2,168,294,401

Note 10.	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2020 and 2019

Note 11.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2020 and 2019:

	2020	2019
Net assets available for benefits per the financial statements	$2,784,986,669	$2,537,201,821
Less deemed distributions	(2,542,872)	(2,359,462)

Net assets available for benefits per the Form 5500	$2,782,443,797	$2,534,842,359

The following is reconciliation of the change in net assets per the financial statements to the Form 5500 for the year ended December 31, 2020:

2020
Change in net assets available for benefits per the financial statements	$256,378,994
Change in cumulative deemed distributions	(183,410)

Change in net assets available for benefits per the Form 5500	$256,195,584

National Grid USA Companies’ Incentive Thrift Plan II

Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year)

December 31, 2020

Plan #007

EIN: 04-1663150

		(c) Description of Investment,
	(b) Identity of Issuer,	including maturity date,
	borrower, lessor or	rate of interest, collateral,
(a)	similar party	par or maturity value	(d) Cost**	(e) Current Value
	Mutual funds:
	PIMCO Total Return Fund; Institutional Class	Mutual fund; 4,602,010 shares		$48,781,308

	Total mutual funds			48,781,308

	Collective trust funds:
	T. Rowe Price Retirement 2005 Trust; Class F	Collective trust fund; 98,246 units		1,816,561
	T. Rowe Price Retirement 2010 Trust; Class F	Collective trust fund; 26,500 units		517,021
	T. Rowe Price Retirement 2015 Trust; Class F	Collective trust fund; 133,682 units		2,816,685
	T. Rowe Price Retirement 2020 Trust; Class F	Collective trust fund; 679,341 units		15,407,447
	T. Rowe Price Retirement 2025 Trust; Class F	Collective trust fund; 247,912 units		6,041,622
	T. Rowe Price Retirement 2030 Trust; Class F	Collective trust fund; 953,137 units		24,714,833
	T. Rowe Price Retirement 2035 Trust; Class F	Collective trust fund; 68,565 units		1,864,292
	T. Rowe Price Retirement 2040 Trust; Class F	Collective trust fund; 478,453 units		13,468,445
	T. Rowe Price Retirement 2045 Trust; Class F	Collective trust fund; 48,287 units		1,373,269
	T. Rowe Price Retirement 2050 Trust; Class F	Collective trust fund; 196,958 units		5,599,516
	T. Rowe Price Retirement 2055 Trust; Class F	Collective trust fund; 13,832 units		392,965
	T. Rowe Price Retirement 2060 Trust; Class F	Collective trust fund; 223,223 units		4,058,197
*	Vanguard Institutional 500 Index Trust	Collective trust fund; 1,390,667 units		186,599,633
*	Vanguard Institutional Extended Market Index Trust	Collective trust fund; 673,752 units		95,969,211
*	Vanguard Institutional Total Bond Market Index Trust	Collective trust fund; 256,016 units		29,229,341
*	Vanguard Institutional Total International Stock Market Index	Collective trust fund; 293,055 units		36,086,840
*	Vanguard Target Retirement 2015 Trust Select	Collective trust fund; 2,011,576 units		85,954,622
*	Vanguard Target Retirement 2020 Trust Select	Collective trust fund; 3,989,762 units		179,299,918
*	Vanguard Target Retirement 2025 Trust Select	Collective trust fund; 7,868,510 units		366,121,775
*	Vanguard Target Retirement 2030 Trust Select	Collective trust fund; 7,862,280 units		373,930,024
*	Vanguard Target Retirement 2035 Trust Select	Collective trust fund; 4,097,755 units		199,068,950
*	Vanguard Target Retirement 2040 Trust Select	Collective trust fund; 2,626,638 units		130,044,836
*	Vanguard Target Retirement 2045 Trust Select	Collective trust fund; 2,353,923 units		118,355,233
*	Vanguard Target Retirement 2050 Trust Select	Collective trust fund; 2,386,425 units		120,108,752
*	Vanguard Target Retirement 2055 Trust Select	Collective trust fund; 1,368,615 units		68,827,671
*	Vanguard Target Retirement 2060 Trust Select	Collective trust fund; 688,987 units		34,690,493
*	Vanguard Target Retirement 2065 Trust Select	Collective trust fund; 139,877 units		4,232,666
*	Vanguard Target Retirement Income Trust Select	Collective trust fund; 1,384,371 units		57,368,316

	Total collective trust funds			2,163,959,134

	Self-directed brokerage fund:
	Self-directed brokerage fund	SDBF; 7,412,603 shares/units		7,412,603

	Total self-directed brokerage fund			7,412,603

	Common Stock:
*	National Grid American Depository Receipt Fund	Common stock; 2,280,785 units		134,634,739

	Total common stock			134,634,739

	Total investments per financial statements			2,354,787,784
*	Notes receivable from participants	Loans to participants with various maturities and rates of interest from 3.25% to 9.25%		56,167,975

	Total investments per Form 5500			$2,410,955,759

*	Represents a party-in-interest as defined by ERISA.
**	All investments are participant-directed; therefore cost information has not been presented.